UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2005

Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50770	77-0547089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 W. California Avenue; Suite 200; Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 331-8600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Leadis Technology, Inc. has been informed by Steve Ahn, its President and Chief Executive Officer, and Ken Lee, its Executive Vice President and Chief Operating Officer, that each has adopted a pre-arranged stock trading plan to sell a portion of his company stock over time as part of his individual long-term strategy for asset diversification and liquidity. The stock trading plans were adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and Leadis Technology’s policies regarding stock transactions. The shares that may be sold pursuant to these plans represent less than 20% of Dr. Ahn’s holdings and less than 15% of Dr. Lee’s holdings of Leadis Technology securities. The plans will terminate on or before June 9, 2006. Certain other of Leadis Technology’s officers and directors may adopt Rule 10b5-1 plans in which they will contract with a broker to exercise and sell options or sell shares on a periodic basis.

Rule 10b5-1 allows persons who may be considered insiders to adopt pre-arranged written plans for trading specified amounts of company stock when they are not in possession of material nonpublic information. Once established, the insider retains no discretion over purchases and sales under a Rule 10b5-1 plan. The pre-arranged trades may then be executed through a broker at later dates without regard to any subsequent material non-public information that the insider may receive. By using these plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about potentially having material, non-public information when they sold their stock. Transactions made under Dr. Ahn’s and Dr. Lee’s plans will be disclosed publicly through Form 4 filings made with the Securities and Exchange Commission. In addition, transactions will be subject to the restrictions mandated by Rule 144 of the U.S. Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leadis Technology, Inc.

Date: August 25, 2005	/s/ Victor K. Lee
Victor K. Lee
Chief Financial Officer